EXHIBIT 99.1

                PENNROCK FINANCIAL SERVICES CORP.

                   STOCK INCENTIVE PLAN OF 2002



                        TABLE OF CONTENTS

ARTICLE                                                    PAGE

Article 1.   PURPOSE OF THE PLAN; TYPES OF AWARDS        99.1-1

Article 2.   DEFINITIONS                                 99.1-1

Article 3.   ADMINISTRATION                              99.1-4

Article 4.   COMMON STOCK SUBJECT TO THE PLAN            99.1-5

Article 5.   ELIGIBILITY                                 99.1-6

Article 6.   OPTIONS IN GENERAL                          99.1-6

Article 7.   TERM, VESTING AND EXERCISE OF OPTIONS       99.1-8

Article 8.   EXERCISE OF OPTIONS FOLLOWING TERMINATION
             OF EMPLOYMENT                               99.1-10

Article 9.   BONUS STOCK                                 99.1-12

Article 10.  ADJUSTMENT PROVISIONS                       99.1-13

Article 11.  GENERAL PROVISIONS                          99.1-14



         ARTICLE 1.  PURPOSE OF THE PLAN; TYPES OF AWARDS

          1.1 Purpose. The PennRock Financial Services Corp. Stock Incentive Plan of 2002 is intended to provide selected Key Employees of PennRock Financial Services Corp. and its Subsidiaries with an opportunity to acquire Common Stock of the Corporation. The Plan is designed to help the Corporation attract, retain and motivate selected Key Employees to make substantial contributions to the success of the Corporation's business and the businesses of its Subsidiaries. Awards will be granted to Key Employees based, among other things, on the Participant's level of responsibility within the Corporation.

          1.2  Form of Award.  Incentive Stock Options,
Nonqualified Stock Options and Bonus Stock may be awarded within the limitations of the Plan herein described.

                     ARTICLE 2.  DEFINITIONS

          2.1 "Agreement". A written instrument evidencing the award of an Option and, if necessary, Bonus Stock. A
Participant may be issued one or more Agreements from time to time, reflecting one or more Awards.

          2.2  "Award".  The grant of an Option or Bonus Stock.

          2.3  "Board".  The board of directors of the
Corporation.

          2.4 "Bonus Stock". Common Stock awarded pursuant to the provisions of Article 9.

          2.5 "Change in Control". Except as otherwise provided in an Agreement, the first to occur of any of the following events:

               (a)  any "Person" (as such term is used in
Sections 13(d) and 14(d) of the Exchange Act), except for
(i) any of the Corporation's employee benefit plans, or any entity holding the Corporation's voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the "Benefit Plan(s)"), or (ii) any entity controlled directly or indirectly by the Corporation, is or becomes the beneficial owner, directly or indirectly, of the Corporation's securities representing 19.9% or more of the combined voting power of the Corporation's then outstanding securities;

               (b)  a binding written agreement is executed
(and, if legally required, approved by the Corporation's shareholders) providing for a sale, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation or of Blue Ball National Bank to another entity, except to an entity controlled directly or indirectly by the Corporation;

               (c) the shareholders of the Corporation approve a merger, consolidation, or other reorganization of the Corporation, unless:

                    (i)  under the terms of the agreement
approved by the Corporation's shareholders providing for such merger, consolidation or reorganization, the shareholders of the Corporation immediately before such merger, consolidation or reorganization, will own, directly or indirectly immediately following such merger, consolidation or reorganization, more than 50% of the combined voting power of the outstanding voting securities of the Corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; and

                    (ii)  under the terms of the agreement
approved by the Corporation's shareholders providing for such merger, consolidation or reorganization, the individuals who were members of the Board immediately prior to the execution of such agreement will constitute a majority of the members of the board of directors of the Surviving Corporation after such merger, consolidation or reorganization;

               (d) a plan of liquidation or dissolution of the Corporation, other than pursuant to bankruptcy or insolvency laws, is adopted; or

               (e) during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          2.6  "Code".   The Internal Revenue Code of 1986, as
amended.

          2.7 "Committee". The committee, if any, which the Board appoints to administer the Plan.

          2.8 "Common Stock". The common stock of the Corporation ($2.50 par value) as described in the Corporation's
Articles of Incorporation, or such other stock as shall be substituted therefor.

          2.9  "Corporation".  PennRock Financial Services
Corp., a Pennsylvania corporation.

          2.10 "Employee". Any common law employee of the Corporation or a Subsidiary.

          2.11 "Exchange Act".  The Securities Exchange Act of
1934, as amended.

          2.12 "Incentive Stock Option". A Stock Option intended to satisfy the requirements of Code Section 422(b).

          2.13 "Key Employee". An Employee designated as such by the Committee.

          2.14 "Nonqualified Stock Option". A Stock Option other than an Incentive Stock Option.

          2.15 "Optionee". A Participant who is awarded a Stock Option pursuant to the provisions of the Plan.

          2.16 "Participant". A Key Employee to whom an Award has been granted and remains unvested or otherwise outstanding and subject to the conditions of the Plan.

          2.17  "Plan".  The PennRock Financial Services Corp.
Stock Incentive Plan of 2002.

          2.18  "Retirement".  The termination of a
Participant's employment (i) following attainment of age 65,
(ii) following attainment of age 55 and accumulation of ten or more consecutive years of service with the Corporation and/or its Subsidiaries, as reflected in the personnel records of such entities, or (iii) under circumstances that otherwise comply with the Corporation's retirement policies then in effect.

          2.19 "Securities Act". The Securities Act of 1933, as amended.

          2.20 "Stock Option" or "Option". An award of a right to purchase Common Stock pursuant to the provisions of the Plan.

          2.21 "Subsidiary". A subsidiary corporation, as defined in Code Section 424(f), that is a subsidiary of a relevant corporation.

                    ARTICLE 3.  ADMINISTRATION

          3.1  The Committee.  Subject to the provisions of
Section 3.4, the Plan shall be administered by a committee of the Board composed of two or more members of the Board, all of whom are (a) "non-employee directors" as such term is defined under the rules and regulations adopted from time to time by the Securities and Exchange Commission pursuant to Section 16(b) of the Exchange Act, and (b) "outside directors" within the meaning of Code Section 162(m). The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board.

          3.2  Powers of the Committee.

               (a)  The Committee shall be vested with full
authority to make such rules and regulations as it deems necessary or desirable to administer the Plan and to interpret the provisions of the Plan, unless otherwise determined by a majority of the disinterested members of the Board. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through a Participant, unless otherwise determined by a majority of the disinterested members of the Board.

               (b)  Subject to the terms, provisions and
conditions of the Plan and subject to review and approval by a majority of the disinterested members of the Board, the Committee shall have exclusive jurisdiction, among other things, to:

                    (i)  determine and select the Key Employees
to be granted Awards (it being understood that more than one
Award may be granted to the same person);

                    (ii)  determine the number of shares subject
to each Award;

                    (iii)  determine the date or dates when the
Awards will be granted;

                    (iv)  determine the exercise price of shares
subject to Options in accordance with Article 6;

                    (v)  determine the date or dates when an
Option will vest and may thereafter be exercised within the term of the Option specified pursuant to Article 7;

                    (vi)  determine whether an Option
constitutes an Incentive Stock Option or a Nonqualified Stock
Option; and

                    (vii)  prescribe the form, which shall be
consistent with the Plan document, of any Agreement evidencing an Award granted under the Plan.

          No Award shall be deemed granted by the Committee until such time as it shall have been approved by a majority of the disinterested members of the Board, as provided above.

          3.3 Liability. No member of the Board or the Committee shall be liable for any action or determination made in good faith by the Board or the Committee with respect to this Plan or any Awards granted under this Plan.

          3.4 Administration By the Board. In lieu of the appointment of a Committee to administer the Plan, the Board may administer the Plan itself, in which case references herein to
(i) action by the Committee shall be deemed a reference to action by the Board, and (ii) approval of Committee action by a disinterested majority of the Board shall not apply.

           ARTICLE 4.  COMMON STOCK SUBJECT TO THE PLAN

          4.1 Common Stock Authorized. The aggregate number of shares of Common Stock with respect to which Options and Bonus Stock may be awarded under the Plan shall not exceed 500,000 shares. The limitation established by the preceding sentence shall be subject to adjustment as provided in Article 10.

          4.2 Shares Available. The Common Stock to be issued under the Plan shall be the Corporation's Common Stock which shall be made available at the discretion of the Board, either from authorized but unissued Common Stock or from Common Stock acquired by the Corporation, including shares purchased in the open market. In the event that any outstanding Award under the Plan for any reason expires, terminates or is forfeited, the shares of Common Stock allocable to such expiration, termination or forfeiture may thereafter be made subject to an Award under the Plan.

                     ARTICLE 5.  ELIGIBILITY

          5.1 Participation. Awards shall be granted only to persons who are Key Employees on the grant date.

          5.2  Incentive Stock Option Eligibility.
Notwithstanding any other provision of the Plan to the contrary, an individual who owns more than ten percent of the total combined voting power of all classes of outstanding stock of the Corporation shall not be eligible for the grant of an Incentive Stock Option, unless the special requirements set forth in Sections 6.1 and 7.1 are satisfied. For purposes of this section, in determining stock ownership, an individual shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries. "Outstanding stock" shall include all stock actually issued and outstanding immediately before the grant of the Option. "Outstanding stock" shall not include shares authorized for issue under outstanding Options held by an Optionee or by any other person.

                 ARTICLE 6.  OPTIONS IN GENERAL

          6.1 Exercise Price. The exercise price of an Option to purchase a share of Common Stock shall be not less than 100% of the fair market value of a share of Common Stock on the date the Option is granted, except that the exercise price shall be not less than 110% of such fair market value in the case of an Incentive Stock Option granted to any individual described in
Section 5.2. The exercise price shall be subject to adjustment as provided in Article 10.

          6.2 Limitation on Incentive Stock Options. The aggregate fair market value (determined as of the date an Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual in any calendar year (under the Plan and all other plans maintained by the Corporation and Subsidiaries) shall not exceed $100,000.

          6.3 Determination of Fair Market Value. For purposes of the Plan, the fair market value of the Common Stock shall be determined as follows:

               (a)  Exchange Traded.  In the event that the
Common Stock is listed on an established stock exchange, the fair market value per share shall be the closing sale price of the Common Stock on such exchange on the applicable date or, if no sale of Common Stock occurred on that day, on the next preceding day on which a sale occurred.

               (b) NASDAQ Listed. In the event that the Common Stock is not listed on an established stock exchange, but is then quoted on the NASDAQ National Market, the fair market value per share shall be the closing sale price of the Common Stock on the NASDAQ National Market on the applicable date or, if no sale of Common Stock occurred on that day, on the next preceding day on which a sale occurred.

               (c) OTC Traded. In the event that the Common Stock is not listed on an established stock exchange and is not quoted on the NASDAQ National Market, the fair market value per share shall be the average of the average of the closing bid and asked quotations of the Common Stock for the five trading days immediately preceding the applicable date as reported by two brokerage firms to be selected by the Committee which are then making a market in the Common Stock, except that if no closing bid or asked quotation is available on one or more of such trading days, fair market value shall be determined by reference to the five trading days immediately preceding the applicable date on which closing bid and asked quotations are available.

               (d) Other. In the event that the Common Stock is not listed on an established stock exchange, is not quoted on the NASDAQ National Market and no closing bid and asked quotations are available, or that the fair market value per share cannot otherwise be determined as contemplated above, then fair market value per share shall be determined in good faith by the Committee.

          6.4 Limitation on Grants. Option grants to any Key Employee under this Plan (and any other stock option plan of the Corporation or a Subsidiary) shall not exceed, in the aggregate, Options to acquire 25,000 shares of Common Stock during any period of 12 consecutive months. Such limitation shall be subject to adjustment in the manner described in Article 10.

          6.5  Transferability of Options.

               (a) Except as provided in Subsection (b), an Option granted hereunder shall not be transferable other than by will or the laws of descent and distribution, and such Option shall be exercisable, during the Optionee's lifetime, only by him or her.

               (b)  An Optionee may, if and to the extent
provided in an Agreement, transfer a Nonqualified Stock Option for no consideration to or for the benefit of one or more members of the Optionee's "immediate family" (including a trust, partnership or limited liability company for the benefit of one or more of such members), and the transferee shall remain subject to all terms and conditions applicable to the Option prior to its transfer. The term "immediate family" shall mean an Optionee's spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include the Optionee).

        ARTICLE 7.  TERM, VESTING AND EXERCISE OF OPTIONS

          7.1 Term and Vesting. Each Option granted under the Plan shall terminate on the date determined by the Committee and approved by a majority of the disinterested members of the Board, and specified in the Agreement; provided, however, that
(i) each intended Incentive Stock Option granted to an individual described in Section 5.2 shall terminate not later than five years after the date of the grant, (ii) each other intended Incentive Stock Option shall terminate not later than ten years after the date of grant, and (iii) each Option granted under the Plan which is intended to be a Nonqualified Stock Option shall terminate not later than ten years and one month after the date of grant. Each Option granted under the Plan shall be exercisable (i.e., become vested) only after the earlier of the date on which (i) the Optionee has completed such period of continuous employment (not less than six months) with the Corporation or a Subsidiary immediately following the date of the grant of the Option as may be specified in an Agreement, or (ii) unless otherwise provided in an Agreement, a Change in Control occurs.

          7.2  Exercise.

               (a) Subject to the provisions of Article 8, an Option may be exercised only during the continuance of the Optionee's employment.

               (b)  A person electing to exercise an Option
shall give written notice to the Corporation of such election and of the number of shares he or she has elected to purchase, in such form as the Committee shall have prescribed or approved, and shall at the time of exercise tender the full exercise price of the shares he or she has elected to purchase. The exercise price shall be paid in full, in cash, upon the exercise of the Option; provided, however, that in lieu of cash, if permitted in the relevant Agreement, an Optionee may exercise an Option by tendering to the Corporation shares of Common Stock owned by him or her and having a fair market value equal to the cash exercise price applicable to the Option (with the fair market value of such stock to be determined in the manner provided in
Section 6.3) or by delivering such combination of cash and such shares as equals the amount of such exercise price. Notwithstanding the foregoing, Common Stock acquired pursuant to the exercise of an Incentive Stock Option may not be tendered as payment unless the holding period requirements of Code
Section 422(a)(1) have been satisfied, and Common Stock not acquired pursuant to the exercise of an Incentive Stock Option may not be tendered as payment unless it has been held, beneficially and of record, for at least six months (or, as may from time to time be determined by the Committee, such longer time as may be required by applicable securities law or accounting principles to avoid adverse consequences to the Corporation or a Participant).

               (c) A person holding more than one Option at any relevant time may, in accordance with the provisions of the Plan, elect to exercise such Options in any order.

               (d) At the request of the Participant and to the extent permitted by applicable law, the Committee may, in its sole discretion, selectively approve arrangements whereby the Participant irrevocably authorizes a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon the exercise of an Option and to remit to the Corporation a sufficient portion of the sales proceeds to pay the entire exercise price and any tax withholding required as a result of such exercise.

                 ARTICLE 8.  EXERCISE OF OPTIONS
               FOLLOWING TERMINATION OF EMPLOYMENT

          8.1 Retirement. In the event of an Optionee's termination of employment due to Retirement, his or her Option shall lapse at the earlier of the expiration of the term of the Option or:

               (a) in the case of an Incentive Stock Option, three months from the date of Retirement; and

               (b) in the case of a Nonqualified Stock Option, up to 24 months from the date of Retirement (as specified in the relevant Agreement).

          8.2 Death or Total and Permanent Disability. In the event of termination of an Optionee's employment due to death or being "disabled" (within the meaning of Code Section 22(e)(3)), his or her Option shall lapse at the earlier of (a) the expiration of the term of the Option, or (b) one year after termination due to such a cause.

          8.3  Termination For Cause.  In the event of an
Optionee's termination of employment "for cause," his or her Option shall lapse on the date of such termination. Termination
"for cause" shall mean the Optionee was terminated after:

               (a) any government regulatory agency recommends or orders in writing that the Corporation or a Subsidiary terminate the employment of the Optionee or relieve him or her of his or her duties;

               (b) the Optionee is convicted of or enters a plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Optionee for a period of 45 consecutive days;

               (c) the Optionee willfully fails to follow the lawful instructions of the Board after receipt of written notice of such instructions, other than a failure resulting from the Optionee's incapacity because of physical or mental illness; or

               (d) a finding is made by the Board that such termination is otherwise in the best interest of the Corporation.

          8.4  Special Termination Provisions.

               (a) In the case of a corporate downsizing, the Retirement of an Optionee or other circumstances where it is deemed equitable to do so, the Committee may, in its discretion and subject to the approval of a majority of the disinterested members of the Board, waive the continuous service requirement for vesting specified in an Agreement pursuant to Section 7.1 and permit the exercise of an option held by an Optionee prior to the satisfaction of such requirement. Any such waiver may be made with retroactive effect, provided it is made within 60 days following the Optionee's termination of employment.

               (b)  In the event the Committee waives the
continuous service requirement with respect to an option and the circumstance of an Optionee's termination of employment is described in Section 8.1 or 8.2, the affected Option will lapse as otherwise provided in the relevant section.

               (c) In the case of a corporate downsizing or other circumstances where it is deemed equitable to do so, the Committee may, in its discretion and subject to the approval of a majority of the disinterested members of the Board, waive the otherwise applicable lapse provision of the Option of a Participant and permit its exercise until a date which is the earlier of the expiration of the term of the Option or:

                    (i)  in the case of an Incentive Stock
Option, three months from the date of termination of employment;
and

                    (ii)  in the case of a Nonqualified Stock
Option, up to 24 months from the date of termination of employment (as specified in the relevant resolution).

               (d)  No exercise of discretion under this
Section with respect to an event or person shall create an obligation to exercise such discretion in any similar or same circumstance.

          8.5 Other Termination By the Corporation or Optionee. Except as otherwise provided elsewhere in this Article or unless otherwise provided in a relevant Agreement, in the event of an Optionee's termination of employment at the election of the Corporation or in the event of termination of employment at the election of an Optionee, his or her Option shall lapse at the earlier of (i) the expiration of the term of the Option, or
(ii) three months after such termination.

                     ARTICLE 9.  BONUS STOCK

          9.1 Bonus Stock Awards Authorized. Common Stock may be awarded as Bonus Stock under the Plan only for either of the following reasons:

               (a)  Common Stock may be awarded to a Key
Employee in lieu of the payment of all or a portion of any cash bonus to which he or she may otherwise be entitled under any bonus plan or program in which he or she participates.

               (b) Common Stock, not in excess of 250 shares during any six-month period, may be awarded to a Key Employee in recognition of "particularly commendable performance," as such term may be construed from time to time by the Committee. The limitation established in the preceding sentence shall be subject to adjustment as provided in Article 10.

          9.2 Conditions of Bonus Stock Awards. Any Award granted under this Article may be made without restriction or may be made subject to such vesting or other restrictions as the Committee specifies in connection with such grant.

          9.3  Issuance and Retention of Share Certificates for
Unvested Awards.   The Committee may provide that any unvested
share of Bonus Stock issued under this Article be retained by the Corporation until such time as the Bonus Stock vests or otherwise becomes distributable. In such event, if requested by the Committee, one or more stock powers, executed in blank, shall be executed by the Participant and delivered to the Corporation to hold until such time as the Bonus Stock becomes distributable or is forfeited.

          9.4 Release of Shares. Within 30 days following the date on which a Participant becomes entitled to actual receipt of shares of Bonus Stock, the Corporation shall deliver to him or her a certificate evidencing ownership of such shares, together with an amount of cash (without interest) equal to the dividends that have been paid on such shares with respect to record dates occurring on or after the date of the related Award.

          9.5 Forfeiture of Bonus Stock. In the event of the forfeiture of a Bonus Stock Award, for whatever reason, the Corporation shall take such steps as may be necessary to cancel the affected shares and return the same to its treasury.

          9.6 Assignment, Transfer, Etc. of Bonus Stock Rights. The potential right of a Participant to shares of Bonus Stock may not be assigned, transferred, sold, pledged, hypothecated or otherwise encumbered or disposed of until such time as an unrestricted certificate for such shares is received by him or her.

               ARTICLE 10.  ADJUSTMENT PROVISIONS

          10.1  Share Adjustments.

               (a) In the event that the shares of Common Stock of the Corporation, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation, or if the number of such shares of Common Stock shall be changed through the payment of a stock dividend, stock split or reverse stock split, then (i) the number of shares of Common Stock remaining authorized hereunder to be made the subject of Awards, (ii) the number of shares of Common Stock then subject to Options and the exercise price thereof, (iii) the maximum number of Options that may be granted within a 12-month period to any one person,
(iv) the limitation on the issuance of Bonus Stock described in
Section 9.1(b), and (v) the nature and terms of the shares of stock or securities subject to Awards hereunder shall be increased, decreased or otherwise changed to such extent and in such manner as may be necessary or appropriate to reflect any of the foregoing events.

               (b) If there shall be any other change in the number or kind of the outstanding shares of the Common Stock of the Corporation, or of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, and if a majority of the disinterested members of the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in any Award which was theretofore granted or which may thereafter be granted under the Plan, then such adjustment shall be made in accordance with such determination.

               (c) The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

          10.2 Corporate Changes. A liquidation or dissolution of the Corporation, a merger or consolidation in which the Corporation is not the surviving Corporation, or a sale of all or substantially all of the Corporation's assets shall cause each outstanding Award to terminate, except to the extent that another corporation may and does, in the transaction, assume and continue the Awards or substitute its own awards.

          10.3 Fractional Shares. Fractional shares resulting from any adjustment in Awards pursuant to this Article shall be rounded down to the nearest number of whole shares.

          10.4  Binding Determination.   To the extent that the
foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by a majority of the disinterested members of the Board, whose determination in that respect shall be final, binding and conclusive. Notice of any adjustment shall be given by the Corporation to each holder of an Award which shall have been so adjusted.

                 ARTICLE 11.  GENERAL PROVISIONS

          11.1  Effective Date.   The Plan shall become
effective upon its adoption by the Board (February 26, 2002), provided that any grant of an Award is subject to the approval of the Plan by the shareholders of the Corporation within 12 months of adoption by the Board.

          11.2 Termination of the Plan. Unless previously terminated by the Board, the Plan shall terminate on, and no Award shall be granted after, the day immediately preceding the tenth anniversary of its adoption by the Board.

          11.3  Limitation on Termination, Amendment or
Modification.

               (a) The Board may at any time terminate, amend, modify or suspend the Plan, provided that, without the approval of the shareholders of the Corporation, no amendment or modification shall be made solely by the Board which:

                    (i)  increases the maximum number of shares
of Common Stock as to which Awards may be granted under the Plan;

                    (ii)  changes the class of eligible
Participants; or

                    (iii)  otherwise requires the approval of
shareholders under applicable state or federal law, or exchange-related rules.

               (b) No amendment, modification, suspension or termination of the Plan shall in any manner affect any Award theretofore granted under the Plan without the consent of the Participant or any person validly claiming under or through the Participant.

          11.4 No Right to Employment. Nothing contained in the Plan or in any instrument under the Plan shall confer upon a Participant any right to continue in the employ of the Corporation or any Subsidiary or limit in any respect the right of the Corporation or of any Subsidiary to terminate the Participant's employment at any time and for any reason.

          11.5  Withholding Taxes.

               (a) Subject to the provisions of Subsection (b), the Corporation will require, as a condition to the exercise of an Option or the release of shares of Bonus Stock, that a Participant (or other relevant person) pay or reimburse to it any withholding taxes at such time as withholding is required by law.

               (b)  With the approval of the Committee, a
Participant may satisfy the withholding obligation described in Subsection (a), in whole or in part, by electing to have the Corporation withhold shares of Common Stock (otherwise issuable upon the exercise of an Option or the release of shares of Bonus Stock) having a fair market value equal to the amount required to be withheld. An election by a Participant to have shares withheld for this purpose shall be subject to such conditions as may then be imposed thereon by any applicable securities law.

          11.6  Listing and Registration of Shares.

               (a) No Option granted pursuant to the Plan shall be exercisable in whole or in part, and no share certificate shall be distributed, if at any time a majority of the Board shall determine in its discretion that the listing, registration or qualification of the shares of Common Stock subject to an Award on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, such Award, until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to a majority of the Board.

               (b)  If a registration statement under the
Securities Act with respect to the shares issuable under the Plan is not in effect at any relevant time, as a condition of the issuance of the shares, a Participant (or any person claiming under or through a Participant) shall give the Committee a written statement, satisfactory in form and substance to the Committee, that he or she is acquiring the shares for his or her own account for investment and not with a view to their distribution. The Corporation may place upon any stock certificate for shares issued under the Plan such legend as the Committee may prescribe to prevent disposition of the shares in violation of the Securities Act or other applicable law.

          11.7  Disinterested Director.  For purposes of this
Plan, a director shall be deemed "disinterested" if such person could qualify as a member of the Committee under Section 3.1.

          11.8 Gender; Number. Words of one gender, wherever used herein, shall be construed to include each other gender, as the context requires. Words used herein in the singular form shall include the plural form, as the context requires, and vice versa.

          11.9 Applicable Law. Except to the extent preempted by federal law, this Plan document, and the Agreements issued pursuant hereto, shall be construed, administered and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

          11.10 Headings. The headings of the several articles and Sections of this Plan document have been inserted for convenience of reference only and shall not be used in the construction of the same.